Exhibit 99.2

1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Arthur Hodges		Sandra Curlander
	720-888-6184		720-888-2501

Level 3 Communications, Inc. Announces Pricing of Private

Offering of $320 Million of Convertible Senior Notes

BROOMFIELD, Colo., November 17, 2004 – Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has agreed to sell $320 million aggregate principal amount of a new series of its 5.25% Convertible Senior Notes due 2011 (the “Notes”) in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933. The Notes will be convertible into the company’s common stock at a conversion price of $3.984 per share. Level 3 has granted the initial purchasers a 30-day option to purchase up to $25 million aggregate principal amount of additional Notes. The offering is expected to be completed (subject to customary closing conditions) on December 2, 2004, the currently scheduled settlement date for Level 3’s pending debt tender offers.

Level 3 intends to use a portion of the net proceeds from the offering of the Notes, together with borrowings under a $730 million senior secured term loan that is expected to be entered into by its subsidiary, Level 3 Financing, Inc., to fund the purchase of certain debt securities due 2008 pursuant to Level 3’s currently pending debt tender offers. Level 3 has increased to $1.105 billion the maximum aggregate principal amount of the debt securities that it could be obligated to accept for payment in the debt tender offers.

In addition, Level 3 intends to use a portion of the net proceeds from the offering of the Notes to enter into bond hedge and warrant transactions with respect to its common stock. The transactions are designed to enable the company to limit dilution from the conversion of the Notes. The transactions would effectively increase the anticipated conversion premium to approximately 80.7%. The cost of the bond hedge and warrant transactions is estimated to be approximately 17.8% of the gross proceeds from the offering of the Notes.

The Notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.